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                                                                    EXHIBIT 4(d)

                       MAXIMUM ANNIVERSARY VALUE OPTIONAL
                            DEATH BENEFIT ENDORSEMENT

This Endorsement is made a part of, and subject to, the other terms and conditions of the Contract to which it is attached.

This Endorsement modifies the AMOUNT OF DEATH BENEFIT under the DEATH OF OWNER BEFORE THE ANNUITY DATE and is effective on the Contract Date.

The following are added under the DEFINITIONS section of the Contract:

        CONTINUATION DATE

        The Date on which We receive, in Our Service Center: (a) the Spousal Beneficiary's written request to continue the Contract in force, and (b) Due Proof of Death of the Owner. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.

        CONTINUATION YEAR

        A year starting from the Continuation Date in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar year.

        NET PURCHASE PAYMENT

        The sum of all Purchase Payments, reduced proportionately on the date of each partial withdrawal by the percentage at which the Contract Value is reduced by such withdrawal (including any fees or charges applicable to the withdrawal).

        SPOUSAL BENEFICIARY

        The Owner's spouse who: (a) is designated as the primary Beneficiary;
        (b) is age 80 or younger at the time of the Owner's death; and (c) elects to continue the Contract as the Owner.

AMOUNT OF DEATH BENEFIT

If You are age 80 or younger on the Contract Date, and You die prior to the Annuity Date, the amount of the Death Benefit will be determined based upon the Death Benefit option You selected on the Application Form. Once a Death Benefit option is selected it cannot be changed or terminated. However, Your Spousal Beneficiary can terminate this benefit on the Continuation Date.

MAXIMUM ANNIVERSARY OPTIONAL DEATH BENEFIT CHARGE

On an annual basis, this charge equals [0.00%-1.00%] of Your average daily ending value of the assets attributable to the Accumulation Units of the Subaccount(s) to which the Contract is allocated. We deduct this charge daily. This charge is in addition to the charges in Your Contract.

MAXIMUM ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT

If upon Our receipt of Due Proof of Death of the Owner prior to the Annuity Date and prior to the Owner attaining age 90, the Beneficiary will receive the greatest of:

(a) Purchase Payments reduced for any partial withdrawals (and any fees or charges applicable to such withdrawals) in the same proportion that the Contract Value was reduced on the date of such withdrawal; or

(b)     Contract Value; or


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